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                                                            EXHIBIT 99.(A)(1)(E)


                       FORM OF ELECTRONIC REMINDER NOTICE


Dear Eligible Employees:

REMINDER--OFFER TO EXCHANGE EXPIRATION DATE APPROACHING

This Notice is to remind you of the approaching deadline for you to elect whether to participate in the Offer to Exchange (the "Offer"). Terms not explicitly defined in this Notice will have the same definitions as used in the Offer. The Offer, including the Summary of Terms in Q&A format, the August 20, 2003 email from William Krepick and the Stock Option Exchange Election Form (the "Election Form"), has been posted to the Stock Administration section of Macrovision's intranet (HTTP://INTRANET/STOCK/STOCK.HTM).

If you would like to participate in this Offer, you must complete and sign the Election Form and deliver the Election Form to our Stock Plan Analyst, David Wight, at Macrovision by 11:59 p.m. Pacific Time on the Expiration Date. You may send the Election Form by internal mail, by facsimile to (408) 567-1830 or by regular mail to Macrovision Corporation, 2830 De La Cruz Blvd., Santa Clara, California 95050, Attn: Stock Plan Analyst. If you do not return or if we fail to receive your Election Form by 11:59 p.m. Pacific Time on the Expiration Date, you will be deemed to have rejected the Offer.


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